Filed pursuant to Rule 424(b)(4)
Registration No. 333-296775
PROSPECTUS
8,000,000 Shares

Pattern Group Inc.
Series A Common Stock
The selling stockholder named in this prospectus, an entity affiliated with a member of our board of directors, is offering 8,000,000 shares of our Series A common stock. We are not selling any shares of Series A common stock under this prospectus and will not receive any proceeds from the sale of shares of our Series A common stock by the selling stockholder.
Our shares of Series A common stock are listed on the Nasdaq Global Select Market (“Nasdaq”) under the trading symbol “PTRN.” On June 12, 2026, the closing sales price of our shares of Series A common stock as reported on Nasdaq was $20.96 per share. See “Selling Stockholder.”
We are a “controlled company” under the corporate governance requirements of Nasdaq and have elected not to comply with certain corporate governance standards. See the documents that are incorporated by reference into this prospectus for further information.
Investing in shares of our Series A common stock involves risks.  See the section titled “Risk Factors” beginning on page 5 and under similar headings in the other documents that are incorporated by reference into this prospectus to read about factors you should consider before buying our Series A common stock.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$19.00	$152,000,000
Underwriting discounts and commissions(1)	$0.855	$6,840,000
Proceeds, before expenses, to the selling stockholder	$18.145	$145,160,000
_______________
(1)See the section titled “Underwriting” for additional information regarding compensation payable to the underwriters.
The underwriters have the option to purchase up to an additional 1,200,000 shares of Series A common stock from the selling stockholder at the public offering price less underwriting discounts and commissions within 30 days from the date of this prospectus.
The underwriters expect to deliver the shares of our Series A common stock against payment in New York, New York on or about June 18, 2026.

J.P. Morgan	Goldman Sachs & Co. LLC

Evercore ISI	Jefferies

Baird	BMO Capital Markets	KeyBanc Capital Markets	Needham & Company	Stifel	William Blair
The date of this prospectus is June 16, 2026

Neither we, the selling stockholder nor any of the underwriters have authorized anyone to provide any information or make any representations other than those contained in this prospectus or in any free writing prospectus we have prepared. We, the selling stockholder and the underwriters take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholder is offering to sell, and seeking offers to buy, shares of our Series A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Series A common stock. Our business, financial condition, results of operations, and prospects may have changed since that date.
For investors outside of the United States: Neither we, the selling stockholder nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Series A common stock and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus or in the documents incorporated by reference herein and does not contain all of the information you should consider before investing in shares of our Series A common stock. You should read this entire prospectus carefully, including information incorporated by reference in this prospectus and any free writing prospectus prepared by us or on our behalf, including the section entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in this prospectus, the documents incorporated by reference in this prospectus and the consolidated financial statements and the related notes thereto incorporated by reference in this prospectus before you decide to invest in shares of our Series A common stock. Unless the context otherwise requires, the terms “Pattern,” the “Company,” “we,” “us” and “our” in this prospectus refer to Pattern Group Inc. and its consolidated subsidiaries. Unless otherwise stated, all business data included in this summary is as of March 31, 2026.
Overview
At Pattern, we are on a mission to help brands accelerate profitable growth on global ecommerce marketplaces. Our proprietary technology and on-demand experts operate across more than 70 marketplaces to increase product sales to consumers in more than 100 countries. We have gathered more than 77 trillion data points comprised of keyword, shipping, advertising, sales, market share, click, social, conversion, customer service and other data. Utilizing these data points and sophisticated machine learning and artificial intelligence (“AI”) models, we strive to optimize and automate key levers of ecommerce growth, including advertising, content creation and management, pricing, forecasting and customer service.
Given the complexities that consumer brands face in scaling and accelerating global ecommerce, we have built a powerful ecommerce acceleration platform (“our technology”) organized around a simple and intuitive formula, which we call the ecommerce equation:
Our technology executes thousands of optimizations daily and drives the ecommerce equation across tens of thousands of products on marketplaces around the world. These optimizations include automated adjustments and recommendations powered by AI, machine learning and our massive flow of ecommerce data points, allowing brands to navigate the complexity of operating on global ecommerce marketplaces at scale. Pattern Intelligence (“Pi”) is Pattern’s AI-powered autonomous ecommerce execution engine that identifies opportunities and acts on them in real time, helping brand partners grow revenue, win market share and build a stronger presence on the world’s top marketplaces. Pi leverages Pattern’s data collection, logic execution and broader technology portfolio.
Our technology, with a combined total of 41 issued patents and patents pending (as of May 21, 2026), is supported by approximately 490 software engineers, data scientists and other technology professionals who are dedicated to enhancing and innovating upon our technology to further increase our capabilities. We have a team that offers on-demand expertise and capabilities across marketplace management, marketing, fulfillment and brand protection on a global basis. We sell products from more than 200 brands across different industries and geographies including the Americas, Europe, Australia and Asia. Our current brand partners’ industry presence includes health and wellness, beauty and personal care, home and lifestyle, pet, sports and outdoors and consumer electronics.
Our Business Model
We generate the substantial majority of our revenue from consumer product sales on global ecommerce marketplaces. Pattern acquires inventory based on contractual relationships with brand partners and uses its platform to optimize the ecommerce equation by driving traffic, increasing conversion, managing price and maintaining product availability across global ecommerce marketplaces.
We target brand partners with a proven track record of selling highly rated products, a loyal customer base and growth potential, assessed through our proprietary scorecard. Using our extensive data, we identify potential brand partners, and our sales team efficiently markets to and signs new brand partners.
We have developed and maintain strong and long-lasting brand partner relationships. Revenue attributable to brand partners consists of consumer product sales and other revenue, including subscription and consulting fees.
Purchasing our brand partners’ products offers several advantages, creating a mutually beneficial partnership that supports growth for both Pattern and our brand partners by:
•Providing a simple low-friction model where brands sell their products to Pattern at predetermined prices
•Reducing the need for brands to allocate technology and overhead budget
•Allowing Pattern to manage the marketplace experience and optimize the ecommerce equation
•Enabling Pattern to gather data, conduct real-time testing and enhance predictive models with AI
Our operating model capitalizes on global economies of scale to optimize costs while investing in future growth. By managing more brand partners, we streamline logistics, reducing delivery times and costs. As we enhance operational efficiencies, we remain committed to innovating our technology, expanding capabilities and offering new solutions to our partners. Investments in technology and warehouse automation have significantly boosted our operational efficiency and realize tangible economic benefits from scale.
Corporate Information
We were incorporated in 2018 under the name Covalent Group, Inc. as a Utah corporation and subsequently converted to a Delaware corporation in 2020. Our wholly-owned subsidiary, Pattern Inc., was incorporated in 2013 as a Utah corporation named iServe Products, Inc. In 2019, iServe Products, Inc. changed its name to Pattern Inc., and subsequently in 2019, the stockholders of Pattern Inc. exchanged all of the issued and outstanding shares of Pattern Inc. for shares of Covalent Group, Inc. In November 2024, Covalent Group, Inc. changed its name to Pattern Group Inc. Our principal executive offices are located at 1441 West Innovation Way, Suite 500, Lehi, UT 84043, and our telephone number is (866) 765-1355. Our website address is www.pattern.com. Information contained on or that can be accessed through our website does not constitute part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only. You should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our Series A common stock.
“Pattern” is our registered trademark in the United States and other jurisdictions. The Pattern design logo and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are our property. This prospectus includes our trademarks and trade names, including, without limitation, “Pattern”, which are our property and are protected under applicable intellectual property laws. Other trademarks and trade names referred to in this prospectus and in the documents incorporated by reference in this prospectus are the property of their respective owners.

THE OFFERING

Series A common stock offered by the selling stockholder	8,000,000 shares (or 9,200,000 shares if the underwriters exercise in full their option to purchase additional shares of Series A common stock)

Series A common stock outstanding before and after this offering	154,938,522 shares

Series B common stock outstanding before and after this offering	21,702,510 shares

Use of proceeds
We will not receive any proceeds from the sale of the shares of Series A common stock being offered by the selling stockholder, including upon the sale of shares of Series A common stock by the selling stockholder if the underwriters exercise their option to purchase additional shares of Series A common stock. We have agreed to pay certain expenses related to this offering.
See the section titled “Use of Proceeds” for additional information.

Dividend Policy	We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings, if any, to fund the development and expansion of our business and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, any contractual restrictions, general business conditions and other factors that our board of directors may deem relevant.

Voting rights
We have two series of common stock: Series A common stock and Series B common stock.

Shares of our Series A common stock are entitled to one vote per share.

Shares of our Series B common stock are entitled to 20 votes per share.

Holders of our Series A common stock and Series B common stock generally vote together as a single class, unless otherwise required by law or our amended and restated certificate of incorporation. The holders of our outstanding Series B common stock hold approximately 73.7% of the voting power of our outstanding capital stock and have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change in control transaction. See the section titled “Description of Capital Stock” for additional information.

We are a “controlled company” under the corporate governance requirements of Nasdaq and have elected not to comply with certain corporate governance standards. See the documents that are incorporated by reference into this prospectus for further information.

Risk factors
See “Risk Factors” herein and in the documents incorporated by reference in this prospectus for a discussion of risks you should carefully consider before deciding to invest in our Series A common stock.

Certain U.S. federal income tax consequences to non-U.S. holders	For a discussion of certain U.S. federal income tax consequences that may be relevant to non-U.S. stockholders, see “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders of Our Series A Common Stock.”

Listing	Shares of our Series A common stock are listed on Nasdaq under the trading symbol “PTRN.”
In this prospectus, unless otherwise indicated, the number of shares of our Series A and Series B common stock outstanding before and after this offering is based on 154,938,522 shares of our Series A common stock and 21,702,510 shares of our Series B common stock outstanding as of March 31, 2026, and does not reflect:
•5,401,733 shares of our Series A common stock that are issuable in connection with the settlement of outstanding RSUs issued pursuant to our 2019 Equity Incentive Plan (the “2019 Plan”);
•2,990,062 shares of our Series A common stock that are issuable in connection with the settlement of outstanding RSUs issued pursuant to our 2025 Equity Incentive Plan (the “2025 Plan”);
•16,319,629 shares of our Series A common stock reserved for future issuance under our 2025 Plan; and
•3,086,351 shares of our Series A common stock reserved for future issuance under our 2025 Employee Stock Purchase Plan.

RISK FACTORS
Investing in our Series A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as those contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2026, including the information set forth under the heading “Risk Factors,” which are incorporated by reference in this prospectus, before deciding to invest in shares of our common stock. If any of such risks actually occur, our business, results of operations, financial condition, cash flows, and prospects may be materially adversely affected. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business, results of operations, and financial condition. In such case, the trading price of our Series A common stock could decline and you may lose all or part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements” in this prospectus.
Risks Related to this Offering
Future sales of our Series A common stock in the public market could reduce the market price of our Series A common stock, and any additional capital raised by us through the sale of equity or convertible or exchangeable securities may dilute your ownership in us.
Sales of a substantial number of our shares in the public market could occur at any time after the expiration of the contractual lock-up period described in the “Underwriting” section of this prospectus. These sales, or the market perception that the holders of a large number of shares intend to sell shares, could significantly reduce the market price of the shares of our Series A common stock and the market price could decline below the public offering price. We cannot predict the effect, if any, that future public sales of these securities or the availability of these securities for sale will have on the market price of the shares of our Series A common stock. If the market price of the shares of our Series A common stock was to drop as a result, this might impede our ability to raise additional capital and might cause remaining stockholders to lose all or part of their investments.
Our co-founders are the holders of all of our outstanding shares of Series B common stock and our co-founders and their affiliated co-founder trusts are the holders of 74,856,239 shares of Series A common stock, collectively representing 54.7% of our outstanding shares, and our directors, executive officers and employees are the holders of 103,754,410 shares of Series A common stock, collectively representing 71.0% of our outstanding shares. Certain of these holders have agreed with the underwriters that, subject to limited exceptions, for a period from the date of this prospectus continuing through the 90th day after the date of this prospectus, they will not directly or indirectly offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of any share of Series A common stock or Series B common stock or any securities convertible into or exercisable or exchangeable for such shares, in any manner transfer all or a portion of the economic consequences associated with the ownership of our Series A common stock or Series B common stock or other securities or cause a registration statement or prospectus relating to shares of our Series A common stock or Series B common stock or other securities to be filed without the prior written consent of J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, who may, in their sole discretion and at any time, release all or any portion of the shares subject to these lock-up agreements. Following the expiration of the lock-up period, these shares of Series A common stock, including the shares of Series A common stock issuable upon conversion of the Series B common stock, will be available for sale in the public markets subject to restrictions under applicable securities laws.
Further, we cannot predict the size of future issuances of our Series A common stock or the effect, if any, that future issuances and sales of our Series A common stock will have on the market price of our Series A common stock. Sales of substantial amounts of our shares, or the perception that such sales could occur, may adversely affect prevailing market prices for our Series A common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of the federal securities laws, which are statements that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. All statements other than statements of historical fact included in this prospectus, including statements regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in this prospectus and those included within our Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”) and Quarterly Report on Form 10-Q for the three months ended March 31, 2026, as filed with the Securities and Exchange Commission (“SEC”), incorporated by reference herein. Forward-looking statements contained in this prospectus may include, but are not limited to, statements about:
•our expectations regarding our revenue, costs and other operating results;
•the estimated size of our addressable market opportunity;
•the growth rate of the markets in which we compete;
•our ability to grow existing and attract new brand partners;
•our ability to expand and enhance our platform;
•our ability to launch and monetize incremental solutions;
•our ability to expand into global geographies and marketplaces;
•our ability to utilize AI successfully in our current and future solutions and to participate effectively in evolving AI-driven commerce ecosystems;
•our anticipated capital expenditures and our estimates regarding our capital requirements;
•our investments in selling and marketing efforts;
•our ability to compete effectively with existing competitors and new market entrants;
•our reliance on our senior management and our ability to identify, recruit and integrate strategic personnel hires;
•our ability to effectively manage our growth;
•our ability to provide a quality purchasing experience for our consumers;
•our ability to purchase products from our brand partners (including expanding product selection);
•our ability to enhance and innovate our technology;
•our investments in technology;

•industry trends and other macroeconomic factors, such as fluctuating interest rates and rising inflation, including the impact on consumer spending; and
•the impact of general, business and geopolitical conditions worldwide on our industry, business and results of operations.
We caution you that these forward-looking statements are subject to all of the risks and uncertainties incident to the business in which we operate, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, the risks described or referenced under “Risk Factors” in this prospectus and in the documents incorporated by reference herein. Should one or more of such risks or uncertainties occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. Some of these risks and uncertainties may in the future be amplified by a global crisis and/or any response to such a crisis and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks.
All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
The forward-looking statements contained in this prospectus and the documents incorporated by reference herein are based on information available to us at the time of such filing and current expectations, forecasts, assumptions and beliefs concerning future developments and their potential effects, and involve a number of judgments, risks and uncertainties. There can be no assurance that future developments affecting us will be those that we have anticipated. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS
We will not receive any proceeds from the sale of the shares of our Series A common stock offered by the selling stockholder (including any sales pursuant to the underwriters’ option to purchase additional shares from the selling stockholder). The selling stockholder will receive all of the proceeds from the sale of shares of our Series A common stock. We have agreed to pay certain expenses related to this offering.

SELLING STOCKHOLDER
This prospectus relates to the resale by the selling stockholder named in this prospectus, an entity affiliated with a member of our board of directors, of 8,000,000 shares of our Series A common stock, assuming no exercise of the underwriters’ option to purchase additional shares. Pursuant to the amended and restated investors’ rights agreement, dated as of September 28, 2021 (“Investors’ Rights Agreement”), among us, the selling stockholder and certain other parties, we have agreed to file a registration statement with the SEC covering the resale of shares of our capital stock, and this registration statement has been filed pursuant to the Investors’ Rights Agreement.
The table below sets forth, to our knowledge, information concerning the beneficial ownership of our Series A common stock by the selling stockholder as of March 31, 2026. The information in the table below with respect to the selling stockholder has been obtained from the selling stockholder. The number of shares of our Series A common stock beneficially owned prior to the offering by the selling stockholder includes all Series A common stock beneficially held thereby as of March 31, 2026. The percentages of shares owned before the offering are based on 154,938,522 shares of our Series A common stock outstanding as of March 31, 2026.
 Beneficial ownership is determined in accordance with the rules of the SEC, which generally provide that a person has beneficial ownership of a security if such person possesses sole or shared voting or investment power over that security or the right to acquire such power within 60 days. Unless otherwise indicated below, to our knowledge, the selling stockholder named in the table has sole voting and investment power with respect to the shares of our Series A common stock beneficially owned by it, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder named below.

	Series A Common Stock Ownership Before Offering		Shares Being Offered	Series A Common Stock Ownership After Offering(1)
Name of Selling Stockholder	Number of Shares	Percentage		Number of Shares	Percentage
Entities affiliated with KL Pattern Holdings LP(2)	28,176,542	18.2%	8,000,000	20,176,542	13.0%
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(1)	Assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus and no exercise of the underwriters’ option to purchase additional shares, and that the selling stockholder does not buy or sell any additional shares of our common stock prior to the completion of the offering. If the underwriters exercise their option in full to purchase 1,200,000 additional shares from the selling stockholder, the Series A common stock ownership after the offering would be 18,976,542 and the percentage would be 12.2%.
(2)	Consists of 27,874,286 shares of Series A common stock held by KL Pattern Holdings LP and 302,256 shares of Series A common stock held by KLC Fund I LP. Only KL Pattern Holdings LP is selling shares of Series A common stock in this offering. The management of KL Pattern Holdings LP and KLC Fund I LP is controlled by KLC Fund I GP LP (“KLC Fund GP”). KLC Fund I UGP LLC (“KLC Fund UGP”) is the general partner of KLC Fund GP. The management of KLC Fund UGP is controlled by its managing member, John Bailey. As such, Mr. Bailey may be deemed to have voting and dispositive power with respect to the shares held by KL Pattern Holdings LP and KLC Fund I LP. The address of the entities and individual mentioned in this footnote is c/o Knox Lane LP, 655 Montgomery Street, Suite 1905, San Francisco, California 94111.

DESCRIPTION OF CAPITAL STOCK
General
Our authorized capital stock consists of 2,200,000,000 shares of Series A common stock, $0.001 par value per share, 100,000,000 shares of Series B common stock, $0.001 par value per share, and 200,000,000 shares of undesignated preferred stock, $0.001 par value per share. 154,938,522 shares of our Series A common stock and 21,702,510 shares of our Series B common stock were outstanding as of March 31, 2026.
Our board of directors is authorized, without stockholder approval except as required by the corporate governance requirements of The Nasdaq Stock Market LLC, to issue additional shares of our capital stock.
Series A Common Stock and Series B Common Stock
We have two series of authorized common stock: Series A common stock and Series B common stock. Other than as described below under the subsections titled “-Voting Rights” and “-Conversion”, the rights of our Series A and Series B common stock are identical.
Dividend Rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.
Voting Rights
Holders of our Series A common stock are entitled to one vote for each share, and holders of our Series B common stock are entitled to 20 votes per share, on all matters submitted to a vote of stockholders. The holders of our Series A common stock and Series B common stock generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our amended and restated certificate of incorporation. If we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a series of a class of our capital stock in a manner that affected its holders adversely, but does not affect the entire class, Delaware law would require either holders of our Series A common stock or Series B common stock to vote separately as a single class to approve the proposed amendment.
We do not provide for cumulative voting for the election of directors in our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation and amended and restated bylaws establish a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class are subject to election by a plurality of the votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.
Conversion
Each outstanding share of Series B common stock is convertible at any time at the option of the holder into one share of Series A common stock. In addition, each share of Series B common stock will convert automatically into one share of Series A common stock on the earliest to occur of: (i) any transfer, whether or not for value, except for certain permitted transfers described in our amended and restated certificate of incorporation, including transfers to either  David Wright or Melanie Alder (each, a “co-founder” and together, the “co-founders”) or trusts for the benefit of a holder of Series B common stock or persons other than the stockholder so long as such stockholder has sole dispositive power and exclusive voting control with respect to the shares of Series B common stock held by such trust; (ii) in the case of a stockholder who is a natural person, the death or incapacity of such stockholder, provided that in the case of the death or incapacity of a co-founder, the shares of Series B common stock held by such co-founder will not convert into Series A common stock for so long as the living co-founder retains voting control over such shares of Series B common stock; (iii) the date specified by affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Series B common stock, voting as a single class, and (iv) a Founders Triggering Event. A “Founders Triggering Event” is the first to occur of either of (A) the first date upon which, for both co-founders, the aggregate number of shares of our capital stock and shares underlying any securities (including RSUs, options, or other convertible instruments) held by a co-founder and their permitted transferees represent less than 30% of the Series B common stock held by such co-founder and their permitted transferees as of immediately following the completion of our initial public offering; or (B) the occurrence of a Founders Separation Event for both co-founders. A “Founders Separation Event” means, with respect to a co-founder, (a) the first occurrence of both of (i) such co-founder is no longer actively involved in the business by providing services to us as an officer, employee, consultant or otherwise, and (ii) such co-founder is no longer a director as a result of such co-founder’s voluntary resignation from our board of directors or as a result of a written request or agreement by such co-founder not to be renominated as a director at a meeting of stockholders, or (b) the death or incapacity of such co-founder. Once converted into Series A common stock, the Series B common stock will not be reissued.
No Preemptive or Similar Rights
Our Series A common stock and Series B common stock are not entitled to preemptive rights and are not subject to conversion (except, with respect to the Series B common stock, as noted above), redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Series A common stock and Series B common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Preferred Stock
Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more classes, to establish from time to time the number of shares to be included in each class to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any class of preferred stock, but not below the number of shares of that class then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our Series A common stock and the voting and other rights of the holders of our Series A common stock and Series B common stock.
Co-Founder Voting Agreement
Our co-founders entered into a co-founder voting agreement in connection with our initial public offering. The co-founder voting agreement provides that Series B common stock held by the co-founders is subject to a voting proxy given by each co-founder and its affiliated entities (other than the co-founders’ affiliated family trusts) to the other co-founder, and an agreement by each co-founder to vote its shares (a) in favor of the election or re-election of each of the co-founders that have been duly nominated for election or re-election as members of our board of directors at each annual or special meeting of stockholders at which directors are to be elected, (b) against the removal of each co-founder at any annual meeting or special meeting of stockholders at which any co-founder is to be removed from our board of directors, and (c) at the written direction of the applicable co-founder proxy holder (as defined below) at any annual or special meeting of stockholders with respect to any other matters properly brought before such meeting for which their shares are entitled to vote. The applicable “co-founder proxy holder” shall be either Mr. Wright or Ms. Alder in alternative annual periods during which any applicable annual or special meeting is held. Nothing in the co-founder voting agreement requires either co-founder to serve as a director or stand for re-election.
The co-founder voting agreement may include future affiliated entities of the co-founders which may hold Series A common stock or Series B common stock in the future.
We are not a party to the co-founder voting agreement, and the co-founders can modify or terminate the co-founder voting agreement at any time.
Registration Rights
Certain holders of our Series A common stock, including the selling stockholder named in this prospectus, are entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended (the “Securities Act”). These registration rights are contained in the Investors’ Rights Agreement, and this offering is being made pursuant to a demand registration by the selling stockholder under the Investors’ Rights Agreement. We, along with certain holders of our Series A common stock, are parties to the Investors’ Rights Agreement. The registration rights set forth in the Investors’ Rights Agreement will expire on September 22, 2030, or, with respect to any particular stockholder, when such stockholder is able to sell all of its shares pursuant to Rule 144 of the Securities Act. We will pay the registration expenses (other than underwriting discounts, selling commissions and stock transfer taxes) of the holders of the shares registered pursuant to the registrations described below, including the reasonable fees, not to exceed $100,000, of one counsel for the selling stockholders. In an underwritten offering, the underwriters have the right, subject to specified conditions, to limit the number of shares such holders may include.
Demand Registration Rights on Form S-1
Certain holders of our Series A common stock are entitled to certain demand registration rights. The holders of at least a majority of these shares outstanding may request that we register the offer and sale of their shares on a registration statement on Form S-1, so long as the request covers at least 40% of the shares registrable pursuant to the Investors’ Rights Agreement or such lesser percentage if the anticipated aggregate offering price, net of selling expenses, would exceed $10.0 million, subject to certain limitations. We are obligated to effect only one other such registration in addition to this offering. If we determine that it would be materially detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than twice in any 12-month period, for a period of not more than 60 days. Additionally, we will not be required to effect a demand registration on Form S-1 during the period beginning 60 days before our good faith estimate of the filing of, and ending on the date 180 days following the effectiveness of, a registration statement on Form S-1 relating to the public offering of our common stock. Additionally, we will not be required to effect a demand registration on Form S-1 if the requesting stockholders propose to dispose of shares of our Series A common stock that may be immediately registered pursuant to a demand registration on Form S-3 (as described in the subsection titled “-Demand Registration Rights on Form S-3” below).
Piggyback Registration Rights
If we propose to register the offer and sale of our common stock under the Securities Act, in connection with the public offering of such common stock, certain holders of our Series A common stock are entitled to certain “piggyback” registration rights allowing such holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a registration relating to the sale or grant of securities to our employees or a subsidiary pursuant to any stock option, stock purchase, equity incentive or similar plan, (ii) a registration relating to a transaction under Rule 145 of the Securities Act; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of our Series A common stock; or (iv) a registration in which the only common stock being registered is common stock issuable upon the conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.
Demand Registration Rights on Form S-3
Certain holders of our Series A common stock are entitled to certain Form S-3 demand registration rights. The holders of at least 20% of these shares then outstanding may request that we register the offer and sale of their shares on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3 so long as the request covers at least that number of shares with an anticipated aggregate offering price, net of selling expenses, of at least $3.0 million, subject to certain limitations. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 if we have effected one such registration in the 12-month period immediately preceding the date of such request. If we determine that it would be materially detrimental to our stockholders to effect such a registration, we have the right to defer such registration, not more than twice in any 12-month period, for a period of not more than 60 days. Additionally, we will not be required to effect a demand registration on Form S-3 during the period beginning 30 days before our good faith estimate of the filing of, and ending on the date 90 days following the effectiveness of, a registration statement on Form S-3 relating to the public offering of our common stock.
Anti-Takeover Provisions
Certain provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are governed by the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”). In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in our control.
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:
•Dual-Series Stock. Our amended and restated certificate of incorporation provides for a dual-series common stock structure, which provides our co-founders with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets.
•Board of Directors Vacancies. Our amended and restated certificate of incorporation authorizes our co-founders and our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent another party from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. These provisions will make it more difficult to change the composition of our board of directors and promote continuity of management.
•Classified Board. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is classified into three classes of directors. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.
•Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation provides that if our co-founders collectively own greater than 50% of the voting power of our outstanding capital stock, (i) our stockholders shall have the right to take action by written consent to the extent the written consent sets forth the action so taken and is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting; and (ii) a special meeting of our stockholders may be called by holders of at least 50% of the voting power of our outstanding capital stock. Once our co-founders no longer control 50% of the voting power of our capital stock, special meetings of our stockholders can be called only by our board of directors or the Chairman of our board of directors (prior to such time, special meetings of our stockholders shall be called by our board of directors, the Chairman of our board of directors or our Secretary at the request of our co-founders who hold more than 50% of the voting power of our outstanding capital stock).
•Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
•No Cumulative Voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.
•Removal of Directors. Our amended and restated certificate of incorporation provides that if our co-founders collectively own greater than 50% of the voting power of our outstanding capital stock, a majority of our stockholders shall have the right to remove directors with or without cause.
•Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 200,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.
•Exclusive Forum. Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any of our current or former directors, officers and employees to us or our stockholders, (iii) any action asserting a claim against us, or any current or former director, officer or employee of ours, arising out of or pursuant to the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that this provision does not apply to any causes of action arising under the Securities Act or the Securities Exchange Act of 1934, as amended (“Exchange Act”), or to any claim for which the federal courts have exclusive jurisdiction. In addition, our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder (the “Federal Forum Provision”). To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in our securities will be deemed to have notice of and to have consented to these forum provisions. These forum provisions may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the forum selection clause that is in our amended and restated bylaws may limit our stockholders’ ability to bring a claim in a judicial forum they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court and other state courts have upheld the validity of the federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court, there is uncertainty as to whether other courts will enforce our Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable in an action, we may incur additional costs associated with resolving such an action. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the federal district courts of the United States may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.
•Conflicts of Interest. The DGCL permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation, to the maximum extent permitted from time to time by the DGCL, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to Knox Lane LP or its affiliates or any of its directors, principals, members, officers, associated funds, employees, and/or other representatives, including any of the foregoing who serve as our directors who are not our employees, which we collectively refer to as Identified Persons. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, Knox Lane LP nor any of its affiliates or Identified Persons will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself or for us or our affiliates, such person, to the fullest extent permitted by law, will have no fiduciary duty or other duty to communicate, present or offer such transaction or business opportunity to us or any of our affiliates and will not be liable to us, our stockholders or our affiliates for breach of any fiduciary duty or other duty as a stockholder, director or officer of our company solely by reason such person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another person, or does not present such corporate opportunity to us or our affiliates. Our amended and restated certificate of incorporation does not renounce our interest in any corporate opportunity that is expressly offered to any of our directors or officers in writing solely in his or her capacity as a director or officer of our company. No corporate opportunity will be deemed to be a potential corporate opportunity for us if it is a business opportunity our company is not financially or legally able or contractually permitted to undertake, or that is, from its nature, not in the line of our company’s business or is of no practical advantage to us or that is one in which our company has no interest or reasonable expectancy.

Transfer Agent and Registrar
The transfer agent and registrar for our Series A common stock and Series B common stock is Computershare Inc. The transfer agent’s address is 150 Royall St, Canton, MA 02021.
Listing
Our Series A common stock is listed on the Nasdaq Global Select Market under the symbol “PTRN”.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR SERIES A COMMON STOCK
The following is a general discussion of certain material U.S. federal income tax consequences relating to the ownership and disposition of our Series A common stock by a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our Series A common stock that is not, for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States;
•an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “United States persons”, as defined in the Code, have authority to control all substantial decisions of the trust or if the trust has a valid election in effect to be treated as a United States person under applicable U.S. Treasury Regulations.
This discussion is based on current provisions of the Code, existing, proposed and temporary U.S. Treasury Regulations promulgated thereunder, current administrative rulings, and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. We have not sought and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. In addition, the IRS could challenge one or more of the tax consequences described in this prospectus.
We assume in this discussion that each non-U.S. holder holds shares of our Series A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of U.S. state or local or non-U.S. taxes, the alternative minimum tax, the Medicare contribution tax on net investment income, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code or U.S. federal taxes other than income (e.g., estate). This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:
•banks;
•insurance companies;
•mutual funds;
•tax-exempt organizations (including private foundations);
•governmental or international organizations;
•regulated investment companies;
•real estate investment trusts;
•financial institutions;
•brokers or dealers in securities;

•pension plans;
•qualified foreign pension funds and entities all of the interests of which are held by qualified foreign pension funds;
•tax-qualified retirement plans;
•controlled foreign corporations;
•passive foreign investment companies;
•corporations that accumulate earnings to avoid U.S. federal income tax;
•owners that hold our Series A common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;
•persons who own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);
•certain U.S. expatriates;
•persons who have elected to mark securities to market;
•persons deemed to sell our Series A common stock under the constructive sale provisions of the Code;
•persons that elect to apply Section 1400Z-2 of the Code to gains recognized with respect to shares of our Series A common stock;
•persons who hold or receive our Series A common stock pursuant to the exercise of any warrant or option;
•persons who acquire our Series A common stock as compensation for services; or
•persons subject to special tax accounting rules as a result of any item of gross income with respect to our Series A common stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code.
In addition, this discussion does not address the tax treatment of partnerships (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other entities that are transparent for U.S. federal income tax purposes or persons who hold their Series A common stock through partnerships or other entities that are transparent for U.S. federal income tax purposes. In the case of a holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a person treated as a partner in such partnership for U.S. federal income tax purposes generally will depend on the status of the partner, the activities of the partner and the partnership and certain determinations made at the partner level. A person treated as a partner in a partnership or who holds their stock through another transparent entity should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our Series A common stock through a partnership or other transparent entity, as applicable.
The following discussion of certain material U.S. federal income tax considerations is for general information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state and local and non-U.S. tax consequences to them of acquiring, holding and disposing of our Series A common stock, including the consequences of any proposed changes in applicable laws and the application of any applicable income tax treaty.

Distributions on our Series A Common Stock
We do not expect to pay any dividends in the foreseeable future. However, in the event that we do pay distributions of cash or property on our Series A common stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in our Series A common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “Gain on Sale, Exchange or Other Taxable Disposition of Series A Common Stock.”
Subject to the discussion of effectively connected income below and the discussions below under the headings “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act”, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. If we or the applicable withholding agent are unable to determine, at a time reasonably close to the date of payment of a distribution on our Series A common stock, what portion, if any, of the distribution will constitute a dividend, then we or the applicable withholding agent may withhold U.S. federal income tax on the basis of assuming that the full amount of the distribution will be a dividend. If we or another withholding agent withhold more than is required or if a non-U.S. holder does not timely provide us with the required certification, the non-U.S. holder may be entitled to a refund or credit of any excess tax withheld by timely filing an appropriate claim with the IRS.
A non-U.S. holder of our Series A common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence with respect to U.S. withholding taxes generally will be required to provide a valid, properly executed IRS Form W-8BEN or W-8BEN-E (or applicable successor form) and satisfy applicable certification and other requirements. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.
Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States, and, if an applicable income tax treaty so requires, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. To obtain this exemption, a non-U.S. holder must generally and timely provide us or the applicable withholding agent with a valid, properly executed IRS Form W-8ECI properly certifying such exemption. However, such U.S. effectively connected income is generally taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons, as defined in the Code. Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence, subject to any applicable qualification rules contained in such treaty.
Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances. The certification requirements described above also may require a non-U.S. holder to provide its U.S. taxpayer identification number.
Gain on Sale, Exchange or Other Taxable Disposition of Series A Common Stock
Subject to the discussions below under the headings “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on a sale, exchange or other taxable disposition of our Series A common stock unless:
•the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will generally be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons, and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;
•the non-U.S. holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition (treating portions of a day as a full day for purposes of this calculation) and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the amount by which the non-U.S. holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition (without taking into account any capital loss carryovers); or
•we are or were a “United States real property holding corporation” during a certain look-back period, unless our Series A common stock is regularly traded on an established securities market and the non-U.S. holder held no more than five percent of our outstanding Series A common stock, directly or indirectly, actually or constructively, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our Series A common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons, as defined in the Code. Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests,” as defined in the Code and applicable U.S. Treasury Regulations, equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance in this regard, we believe that we have not been and are not currently, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that our Series A common stock will be regularly traded on an established securities market for purposes of the rules described above.
Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
We (or the applicable paying agent) must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our Series A common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person, as defined in the Code, to avoid backup withholding at the applicable rate with respect to dividends on our Series A common stock. Generally, a holder will comply with such procedures if it provides a valid, properly executed IRS Form W-8BEN or W-8BEN-E, if applicable, or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld.
Information reporting and backup withholding generally will apply to the proceeds of a disposition of our Series A common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a foreign broker.

However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.
Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.
Foreign Account Tax Compliance Act
Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act and associated guidance (collectively, “FATCA”) generally impose a 30% withholding tax on any “withholdable payment”, as defined below, to a “foreign financial institution”, as defined in the Code, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or another applicable exception applies or such institution is compliant with applicable foreign law enacted in connection with an applicable intergovernmental agreement between the United States and a foreign jurisdiction. FATCA will also generally impose a 30% withholding tax on any “withholdable payment”, as defined below, to certain foreign entities that are not financial institutions, unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity (which generally includes any United States person who directly or indirectly owns more than 10% of the entity), if any, or another applicable exception applies or such entity is compliant with applicable foreign law enacted in connection with an applicable intergovernmental agreement between the United States and a foreign jurisdiction. Under applicable U.S. Treasury Regulations, “withholdable payments” currently include payments of dividends on our Series A common stock. However, currently proposed U.S. Treasury Regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) provide that FATCA withholding does not apply to gross proceeds from the disposition of property of a type that can produce U.S. source dividends or interest. Taxpayers (including withholding agents) can currently rely on the proposed Treasury Regulations. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

UNDERWRITING
The Company, the selling stockholder, and the underwriters named below have entered into an underwriting agreement with respect to the shares of Series A common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC are the representatives of the underwriters.

Underwriters	Number of Shares
J.P. Morgan Securities LLC	2,488,889
Goldman Sachs & Co. LLC	2,488,889
Evercore Group L.L.C.	831,110
Jefferies LLC	831,110
Robert W. Baird & Co. Incorporated	226,667
BMO Capital Markets Corp.	226,667
KeyBanc Capital Markets Inc.	226,667
Needham & Company, LLC	226,667
Stifel, Nicolaus & Company, Incorporated	226,667
William Blair & Company, L.L.C.	226,667
Total	8,000,000
The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to purchase up to an additional 1,200,000 shares from the selling stockholder at the public offering price less underwriting discounts and commissions. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,200,000 additional shares.

Paid by the Selling Stockholder	No Exercise	Full Exercise
Per Share	$0.855	$0.855
Total	$6,840,000	$7,866,000
Shares sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.513 per share from the public offering price. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The Company, its executive officers and directors and the selling stockholder have agreed, with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their Series A common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through 90 days after the date of this prospectus, except with the prior written consent of J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC.
J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, in their sole discretion, may release the shares of common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

The Company’s Series A common stock is listed on the Nasdaq Global Select Market under the symbol “PTRN”.
In connection with the offering, the underwriters may purchase and sell shares of Series A common stock in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Series A common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s Series A common stock, and together with the imposition of the penalty bid, may stabilize, maintain, or otherwise affect the market price of the Series A common stock. As a result, the price of the Series A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.
The Company estimates that its share of the total expenses of the offering will be approximately $1.25 million. The Company has also agreed to reimburse the underwriters for certain of their expenses in an amount up to $35,000.
The Company and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. For example, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acts as the administrative agent, issuing bank and a lender under the Credit Facility.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities, or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
European Economic Area
In relation to each Member State of the European Economic Area, each a Relevant State, no shares of common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, as defined below, except that the shares of common stock may be offered to the public in that Relevant State at any time:
•to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
•to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or
•in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the shares of common stock shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares of common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom except that the shares may be offered to the public in the United Kingdom at any time:
•where the offer is conditional on the admission of the Shares to trading on the London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(a) of Schedule 1 of the POATR);
•to any qualified investor as defined under paragraph 15 of Schedule 1 of the POATR;
•to fewer than 150 persons (other than qualified investors as defined under paragraph 15 of Schedule 1 of the POATR), subject to obtaining the prior consent of J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC for any such offer; or
•in any other circumstances falling within Part 1 of Schedule 1 of the POATR.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication to any person which presents sufficient information on: (a) the shares to be offered; and (b) the terms on which they are to be offered, to enable an investor to decide to buy or subscribe for the shares and the expressions "POATR" means the Public Offers and Admissions to Trading Regulations 2024.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1)

of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”) the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The shares of common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor, as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (“SFA”) under Section 274 of the SFA, (ii) to a relevant person, as defined in Section 275(2) of the SFA, pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor, as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities, as defined in Section 239(1) of the SFA, of that corporation shall not be transferable for 6 months after that corporation has acquired the shares of common stock under Section 275 of the SFA except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, as defined in Section 275(2) of the SFA, (ii) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (iii) where no consideration is or will be given for the transfer, (iv) where the transfer is by operation of law, (v) as specified in Section 276(7) of the SFA, or (vi) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor, as defined in Section 4A of the SFA) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares of common stock under Section 275 of the SFA except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, as defined in Section 275(2) of the SFA, (ii) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (iii) where no consideration is or will be given for the transfer, (iv) where the transfer is by operation of law, (v) as specified in Section 276(7) of the SFA, or (vi) as specified in Regulation 32.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (“FIEA”). The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Brazil
THE OFFER AND SALE OF THE SECURITIES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE BRAZILIAN SECURITIES COMMISSION COMISSÃO DE VALORES MOBILIÁRIOS (“CVM”) AND, THEREFORE, WILL NOT BE CARRIED OUT BY ANY MEANS THAT WOULD CONSTITUTE A PUBLIC OFFERING IN BRAZIL UNDER CVM RESOLUTION NO 160, DATED 13 JULY 2022, AS AMENDED, OR UNAUTHORIZED DISTRIBUTION UNDER BRAZILIAN LAWS AND REGULATIONS. THE SECURITIES MAY ONLY BE OFFERED TO BRAZILIAN PROFESSIONAL INVESTORS, AS DEFINED BY APPLICABLE CVM REGULATION, WHO MAY ONLY ACQUIRE THE SECURITIES THROUGH A NON-BRAZILIAN ACCOUNT, WITH SETTLEMENT OUTSIDE BRAZIL IN NON-BRAZILIAN CURRENCY. THE TRADING OF THESE SECURITIES ON REGULATED SECURITIES MARKETS IN BRAZIL IS PROHIBITED.

LEGAL MATTERS
Goodwin Procter LLP, Redwood City, California, which has acted as our counsel in connection with this offering, will pass upon the validity of the shares of our Series A common stock being offered by this prospectus. The underwriters have been represented by Latham & Watkins LLP, Redwood City, California.
EXPERTS
The financial statements of Pattern Group Inc. as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Series A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Series A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. Copies of certain information filed by us with the SEC are also available free of charge on our website at www.pattern.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to incorporate by reference into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We incorporate by reference the documents listed below; provided, however, we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:
•Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on March 6, 2026;
•Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, as filed with the SEC on May 7, 2026;
•Our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on February 5, 2026, March 5, 2026 (Item 8.01 only), March 18, 2026, May 21, 2026 and June 2, 2026;
•our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 1, 2026 (other than the portions that are not required to be incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2025);
•the description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 6, 2026, including any amendments or reports filed for the purposes of updating this description.
You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s website at https://www.sec.gov. Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in this prospectus). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Pattern Group Inc., 1441 West Innovation Way, Suite 500, Lehi, UT 84043; telephone: (866) 765-1355. You may also access these documents on our website at investors.pattern.com. Information on our website, including subsections, pages, or other subdivisions of our website, or any website linked to by content on our website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

8,000,000 Shares
Pattern Group Inc.
Series A Common Stock

Prospectus

J.P. Morgan	Goldman Sachs & Co. LLC

Evercore ISI	Jefferies

Baird	BMO Capital Markets	KeyBanc Capital Markets	Needham & Company	Stifel	William Blair

June 16, 2026